Exhibit 99.1
ARGAN, INC. REPORTS FOURTH QUARTER AND YEAR END RESULTS
April 15, 2010 — ROCKVILLE, MD — Argan, Inc. (NYSE AMEX: AGX) today announced financial results for the fourth quarter and year ended January 31, 2010.
For the year ended January 31, 2010, net revenues were $232.3 million compared to $220.9 million in the year ended January 31, 2009. Gemma Power Systems (Gemma) contributed $209.8 million or 90.3% of net revenues in fiscal 2010, compared to $202.3 million, or 91.6% of net revenues in fiscal 2009. Combined net revenues from Argan’s other wholly-owned subsidiaries increased to $22.5 million, or 9.7% of net revenues for the year ended January 31, 2010, compared to $18.6 million, or 8.4% of net revenues last year.
The Company reported consolidated EBITDA (Earnings before interest, taxes, depreciation and amortization) of $11.8 million for the year ended January 31, 2010 compared to $19.6 million for the prior year. Gemma, for its segment, recorded $17.2 million in EBITDA for fiscal 2010 compared to $31.2 million for fiscal 2009.
Net income for fiscal 2010 was $7 million, or $0.51 per diluted share based on 13,766,000 diluted shares outstanding, compared to net income of $10 million, or $0.78 per diluted share based on 12,779,000 diluted shares outstanding for fiscal 2009.
For the fourth quarter ended January 31, 2010, net revenues were $43.1 million compared to $56.0 million in the previous year. Gemma contributed $37.8 million or 87.7% of net revenues for the fourth quarter of fiscal 2010, compared to $51.3 million, or 91.5% of net revenues for the fourth quarter of fiscal 2009. Combined net revenues from Argan’s other wholly-owned subsidiaries increased to $5.3 million, or 12.3% of net revenues for the quarter ended January 31, 2010, compared to $4.7 million, or 8.5% of net revenues last year.
The Company reported negative consolidated EBITDA (Earnings before interest, taxes, depreciation and amortization) of $1.2 million for the three months ended January 31, 2010 compared to positive $9 million in the preceding fiscal year. Gemma, for its segment, recorded positive $1.2 million in EBITDA for the three months ended January 31, 2010 compared to $13.6 million for the three months ended January 31, 2009.
During the three months ended January 31, 2010, the Company reported a net loss of $576,000 or a loss of $0.04 per diluted share based on 13,583,000 diluted shares outstanding, compared to net income of $5 million, or $0.37 per diluted share based on 13,626,000 diluted shares outstanding in the fourth quarter of fiscal 2009.
In the fourth quarter, the Company experienced an operating loss of $2.2 million due primarily to lower operating performances at each of its business segments.
Argan had consolidated cash of $66 million and escrowed cash of $5 million as of January 31, 2010. During the current fiscal year, the Company used cash to reduce long-term debt by $2.3 million to $1.8 million as of January 31, 2010. Consolidated working capital increased during the current fiscal year to approximately $63.4 million as of January 31, 2010 from approximately $53.5 million as of January 31, 2009.

Gemma’s backlog as of January 31, 2010 was $300 million, a decrease from $456 million as of January 31, 2009, primarily due to the completion of a substantial portion of the contract to construct a power generation facility in California. Late in fiscal 2010, Gemma Renewable Power (GRP) became our wholly-owned subsidiary following our purchase of the remaining 50% interest Gemma had not previously owned. GRP is consolidated as of its acquisition date of December 17, 2009. Prior to the date of acquisition, during fiscal 2010, the Company’s share of earnings from GRP was $1.3 million. The Company recorded a gain of $877,000 associated with the purchase of GRP.
Commenting on Argan’s results, Rainer Bosselmann, Chairman and Chief Executive Officer stated, “Our results for fiscal 2010 reflected the continued solid performance of our company, with a 5.2% increase from the prior year consolidated revenues and EBITDA in fiscal year 2010 of $11.8 million. Despite the Company’s year over year revenue growth, gross margins declined to 10.1% compared to 14.9% in fiscal 2009. It is important to note that gross margins were favorably impacted during fiscal 2009 by adjustments related to the settlement of a terminated construction contract that reduced cost of revenues by approximately $7.1 million. Additionally, fiscal 2009 revenues included approximately $3.2 million in incentive fees related to completed projects.
“While the economy has shown signs of recovery, the instability of the financial markets has continued to impact the construction industry, but Gemma has persevered, achieving a 4% increase in fiscal 2010 revenue and generating $17.2 in EBITDA. We anticipate that the changing energy market will provide more opportunities for Gemma as electric utilities and independent producers seek a variety of power generation options, with a focus on reduced emissions and higher efficiency. With these characteristics in mind, we have already seen increased interest in gas-fired plants, an area of expertise for Gemma.”
“Likewise, as energy independence and environmental concerns remain a focus of Federal and local regulatory agencies, we believe Gemma Renewable Power is well positioned to become a market leader in the development of alternative and renewable power facilities. To date, Gemma has completed the expansion of a wind farm in Illinois and the construction of four biodiesel refineries in Texas, and has an ongoing project in the renewable energy sector. Gemma’s combination of long-term experience in the power industry and diverse construction capabilities create a strong foundation for future growth.”
About Argan, Inc.
Argan’s primary business is designing and building energy plants through its Gemma Power Systems subsidiary. These energy plants include traditional gas as well as alternative energy including biodiesel, ethanol, and renewable energy sources such as wind power. Argan also owns Southern Maryland Cable, Inc. and Vitarich Laboratories, Inc.
Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the Company’s ability to achieve its business strategy while effectively managing costs and expenses; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann/Arthur Trudel	John Nesbett/Jennifer Belodeau
301.315.0027	Institutional Marketing Services (IMS)
203.972.9200

ARGAN, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	Quarters Ended January 31,		Years Ended January 31,
	(unaudited)
	2010	2009	2010	2009
Net revenues
Power industry services	$37,811,000	$51,264,000	$209,814,000	$202,298,000
Nutritional products	3,463,000	2,788,000	13,999,000	10,075,000
Telecommunications infrastructure services	1,824,000	1,983,000	8,517,000	8,553,000

Net revenues	43,098,000	56,035,000	232,330,000	220,926,000
Cost of revenues
Power industry services	35,519,000	37,621,000	188,983,000	169,046,000
Nutritional products	3,802,000	4,166,000	13,237,000	11,868,000
Telecommunications infrastructure services	1,527,000	1,654,000	6,629,000	7,127,000

Cost of revenues	40,848,000	43,441,000	208,849,000	188,041,000

Gross profit	2,250,000	12,594,000	23,481,000	32,885,000

Selling, general and administrative expenses	4,450,000	3,741,000	14,867,000	14,858,000
Impairment losses	43,000	1,188,000	43,000	3,134,000

Income (loss) from operations	(2,243,000)	7,665,000	8,571,000	14,893,000

Investment income	19,000	210,000	108,000	1,755,000
Interest expense	(29,000)	(74,000)	(184,000)	(410,000)
Equity in the earnings (loss) of unconsolidated subsidiary	(55,000)	867,000	1,288,000	507,000
Gain from bargain purchase	877,000	—	877,000	—

Income (loss) from operations before income taxes	(1,431,000)	8,668,000	10,660,000	16,745,000
Income tax benefit (expense)	855,000	(3,634,000)	(3,620,000)	(6,726,000)

Net income (loss)	$(576,000)	$5,034,000	$7,040,000	$10,019,000

Basic income (loss) per share	$(0.04)	$0.37	$0.52	$0.80

Diluted income (loss) per share	$(0.04)	$0.37	$0.51	$0.78

Weighted average number of shares outstanding
Basic	13,583,000	13,434,000	13,525,000	12,465,000

Diluted	13,583,000	13,626,000	13,766,000	12,779,000

ARGAN, INC. AND SUBSIDIARIES
Reconciliations to Consolidated EBITDA
(unaudited)

	Quarters Ended January 31,		Years Ended January 31,
	2010	2009	2010	2009

Net income (loss), as reported	$(576,000)	$5,034,000	$7,040,000	$10,019,000
Interest expense	29,000	74,000	184,000	410,000
Income tax (benefit) expense	(855,000)	3,634,000	3,620,000	6,726,000
Amortization of purchased intangible assets	87,000	115,000	354,000	1,404,000
Depreciation and other amortization	158,000	150,000	617,000	992,000

EBITDA	$(1,157,000)	$9,007,000	$11,815,000	$19,551,000

Reconciliations to EBITDA
Power Industry Services
(unaudited)

	Quarters Ended January 31,		Years Ended January 31,
	2010	2009	2010	2009

Income before income taxes, as reported	$1,049,000	$13,400,000	$16,493,000	$29,387,000
Interest expense	29,000	65,000	173,000	348,000
Amortization of purchased intangible assets	87,000	88,000	350,000	1,254,000
Depreciation and other amortization	57,000	47,000	200,000	199,000

EBITDA	$1,222,000	$13,600,000	$17,216,000	$31,188,000

Management uses EBITDA, a non-GAAP financial measure, for planning purposes, including the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management believes that EBITDA provides additional insight for analysts and investors in evaluating the Company’s financial and operational performance and in assisting investors in comparing the Company’s financial performance to those of other companies in the Company’s industry. However, EBITDA is not intended to be an alternative to financial measures prepared in accordance with GAAP and should not be considered in isolation from our GAAP results of operations. Pursuant to the requirements of SEC Regulation G, a reconciliation between the Company’s GAAP and non-GAAP financial results is provided above and investors are advised to carefully review and consider this information as well as the GAAP financial results that are disclosed in the Company’s SEC filings.

ARGAN, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
January 31,

	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$66,009,000	$74,666,000
Accounts receivable, net of allowance for doubtful accounts	4,979,000	12,986,000
Escrowed cash	5,002,000	10,000,000
Costs and estimated earnings in excess of billings	12,931,000	6,325,000
Inventories, net of obsolescence reserve	2,010,000	1,347,000
Prepaid expenses and other current assets	2,697,000	768,000
Deferred income tax assets	1,603,000	1,660,000

TOTAL CURRENT ASSETS	95,231,000	107,752,000
Property and equipment, net of accumulated depreciation	1,540,000	1,214,000
Goodwill	18,476,000	18,476,000
Intangible assets, net of accumulated amortization and impairment losses	3,258,000	3,655,000
Investment in unconsolidated subsidiary	—	2,107,000
Deferred income tax assets	1,628,000	1,743,000
Other assets	140,000	217,000

TOTAL ASSETS	$120,273,000	$135,164,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$17,906,000	$31,808,000
Accrued expenses	10,254,000	14,929,000
Billings in excess of cost and estimated earnings	1,874,000	5,102,000
Current portion of long-term debt	1,833,000	2,301,000

TOTAL CURRENT LIABILITIES	31,867,000	54,140,000
Long-term debt	—	1,833,000
Other liabilities	38,000	85,000

TOTAL LIABILITIES	31,905,000	56,058,000

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share; 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share; 30,000,000 shares authorized; 13,585,727 and 13,437,684 shares issued at 1/31/10 and 1/31/09, and 13,582,494 and 13,434,451 shares outstanding at 1/31/10 and 1/31/09, respectively	2,038,000	2,015,000
Warrants outstanding	613,000	738,000
Additional paid-in capital	87,048,000	84,786,000
Accumulated other comprehensive loss	(1,000)	(63,000)
Accumulated deficit	(1,297,000)	(8,337,000)
Treasury stock, at cost; 3,233 shares at 1/31/10 and 1/31/09	(33,000)	(33,000)

TOTAL STOCKHOLDERS’ EQUITY	88,368,000	79,106,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$120,273,000	$135,164,000